Exhibit 3.1

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Articles of Incorporation of Lead Real Estate, Co., Ltd

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September 30, 2006 Amendment to Articles of Incorporation

November 17, 2007 Amendment to Articles of Incorporation

May 31, 2009 Amendment to Articles of Incorporation

September 28, 2012 Amendment to Articles of Incorporation

January 12, 2008 Amendment to Articles of Incorporation

November 20, 2017 Amendment to Articles of Incorporation

December 11, 2017 Amendment to Articles of Incorporation

April 5, 209 Amendment to Articles of Incorporation

April 3, 2020 Amendment to Articles of Incorporation

April 21, 2020 Amendment to Articles of Incorporation

March 31, 2021 Amendment to Articles of Incorporation

July 1, 2021 Amendment to Articles of Incorporation

August 31, 2021 Amendment to the Articles of Incorporation

Chapter 1 General Provisions

Article 1 (Trade Name)

The name of the Company shall be Kabushiki Kaisha Lead Real Estate.

In English, the name of the Company shall be Lead Real Estate Co., Ltd.

Article 2 (Purpose)

The purpose of the Company shall be to engage in the following businesses

1	Buying and selling of real estate, brokerage thereof and brokerage of real estate leasing

2	Real estate management business

3	Real estate leasing business

4	Construction work and facility construction

5	Restaurant business

6	Non-life insurance solicitation

7	Wholesale and sales of domestic and imported building materials

8	Wholesale of imported furniture and interior goods

9	Wholesale of domestic and imported clothing, shoes and bags

10	Sale of automobiles

11	Design and supervision of buildings

12	Management of hotels

13	Supply of electricity through solar power generation

14	Sale of electric power

15	Management of inns

16	Management of housing accommodation business, housing accommodation management business, and housing accommodation intermediary business based on the Housing Accommodation Business Act Management of housing accommodation business, housing accommodation management business and housing accommodation intermediary business based on the Housing Accommodation Business Law

17	Real estate specified joint enterprise

18	Business based on the Crowd Funding Business Act

19	All businesses incidental to the preceding items

Article 3 (Location of Head Office)

The head office of the Company shall be located in Shibuya-ku, Tokyo.

Article 4. (Organization)

The Company shall have a Board of Directors, an Audit and Supervisory Committee and an Accounting Auditor.

Article 5 (Method of Public Notice)

The method of public notice of the Company shall be electronic public notice. (Method of Public Notice) Public notices of the Company shall be made electronically; provided, however, that in the event that public notices cannot be made electronically due to an accident or other unavoidable circumstances, public notices shall be made in the Nihon Keizai Shimbun.

Chapter 2 Stock

Article 6 (Total Number of Shares Authorized to be Issued)

The total number of shares authorized to be issued by the Company shall be 50,000,000 shares.

Article 7 (Share Handling Regulations)

The procedures relating to the shares of the Company shall be governed by the Share Handling Regulations in addition to those provided for in laws and regulations or the Articles of Incorporation.

Article 8 (Record Date)

1 The Company shall deem shareholders with voting rights whose names appear or are recorded in the latest Register of Shareholders as of June 30 of each year to be the shareholders entitled to exercise their rights at the Ordinary General Meeting of Shareholders relating to the fiscal year.

2 In addition to the preceding paragraph, the Company may, when necessary, set an extraordinary record date by giving prior public notice.

Article 9 (Administrator of Shareholders' Register)

The Company may appoint an administrator of the shareholders' register.

2 The administrator of the shareholders' register and its place of business shall be determined by a resolution of the Board of Directors.

3 The preparation and keeping of the Company's register of shareholders, register of lost share certificates, and register of stock acquisition rights, and other affairs relating to shares shall be handled by the administrator of the register of shareholders and not by the Company.

Chapter 3 General Meeting of Shareholders

Article 10 (Convocation)

An ordinary general meeting of shareholders of the Company shall be convened within three months from the next day of each fiscal year, and an extraordinary general meeting of shareholders shall be convened whenever necessary.

Article 11 (Person Authorized to Convene and Chairman)

A general meeting of shareholders shall be convened by a Director previously determined by the Board of Directors, unless otherwise provided for in laws and regulations.

2 The General Meeting of Shareholders shall be chaired by a Representative Director. In the event that the Representative Director is unable to act, another Director shall take his/her place in the order previously determined by the Board of Directors.

Article 12 (Internet Disclosure and Deemed Provision of Reference Materials for General Meeting of Shareholders, etc.)

The Company may, upon convocation of a General Meeting of Shareholders, deem that it has provided information pertaining to matters to be stated or indicated in the Reference Materials for General Meetings of Shareholders, Business Report, Financial Statements and Consolidated Financial Statements to the shareholders by disclosing such information via the Internet in accordance with the applicable Ordinance of the Ministry of Justice.

Article 13 (Method of Resolution)

1. Unless otherwise provided by laws and regulations or these Articles of Incorporation, resolutions of the General Meeting of Shareholders shall be adopted by a majority of the voting rights of the shareholders present at the meeting.

2 Unless otherwise provided in laws and ordinances or these Articles of Incorporation, resolutions provided for in Article 309, Paragraph 2 of the Companies Act shall be adopted by two-thirds (2/3) or more of the voting rights of the shareholders present at the meeting where the shareholders holding one-third (1/3) or more of the voting rights of the shareholders who are entitled to exercise their voting rights at the meeting are present.

Article 14 (Exercise of Voting Rights by Proxy)

A shareholder may exercise his voting rights by appointing one (1) other shareholder with voting rights of the Company as his proxy.

2 A shareholder or proxy shall submit to the Company at each general meeting of shareholders a written document certifying the proxy's power of representation.

Article 15 (Minutes)

The minutes of the General Meeting of Shareholders shall be prepared in writing or by electromagnetic record as provided by laws and regulations.

Chapter 4 Directors and Board of Directors

Article 16 (Number of Directors)

The Company shall have no more than ten (10) Directors who are not members of the Audit and Supervisory Committee and no more than five (5) Directors who are members of the Audit and Supervisory Committee.

Article 17 (Method of Election of Directors)

1 Directors shall be elected at a general meeting of shareholders, and resolutions for the election of directors shall be adopted by a majority of the voting rights of the shareholders present at the meeting where the shareholders holding one third (1/3) or more of the voting rights of all shareholders are present.

2 The election of Directors in accordance with the preceding paragraph shall be made by distinguishing between Directors who are Audit and Supervisory Committee Members and Directors who are not Audit and Supervisory Committee Members.

3 Election of Directors shall not be made by cumulative voting.

4 The Company may, at a general meeting of shareholders, elect a Director who is a member of the Audit and Supervisory Committee to fill the vacancy in the number of Directors who are members of the Audit and Supervisory Committee provided for in laws and regulations.

5 The period during which the resolution concerning the election of a substitute Audit and Supervisory Committee Member Director set forth in the preceding paragraph shall remain in effect shall be until the beginning of the Ordinary General Meeting of Shareholders relating to the last fiscal year ending within two (2) years after such resolution.

Article 18 (Term of Office of Directors)

1 The term of office of Directors who are not Audit and Supervisory Committee Members shall expire at the close of the Ordinary General Meeting of Shareholders relating to the last fiscal year ending within one (1) year after their election.

2. The term of office of Directors who are members of the Audit and Supervisory Committee shall expire at the close of the Ordinary General Meeting of Shareholders relating to the last fiscal year ending within two (2) years after their election.

The term of office of a Director who is elected as a substitute for a Director who is a member of the Audit and Supervisory Committee shall expire at the end of the term of office of the preceding Director who is a member of the Audit and Supervisory Committee.

Article 19 (Person Authorized to Convene Meetings of the Board of Directors and Chairman)

1 The Board of Directors may, by its resolution, appoint the Chairman of the Board of Directors.

2. The Chairman of the Board of Directors shall convene a meeting of the Board of Directors. In the event that the office of the Chairman of the Board of Directors is vacant or the Chairman is unable to act, another Director shall convene a meeting of the Board of Directors in the order previously determined by the Board of Directors.

Article 20.

(Article 20 (Representative Directors and Directors with Special Titles)

The Board of Directors shall select a Representative Director from among the Directors who are not members of the Audit and Supervisory Committee.

The Board of Directors may, by a resolution of the Board of Directors, appoint one (1) Chairman of the Board of Directors, one (1) President and Director, and a few Executive Vice Presidents, Senior Managing Directors and Managing Directors from among the Directors who are not members of the Audit and Supervisory Committee.

Article 21 (Procedures for Convening Meetings of the Board of Directors)

Notice of a meeting of the Board of Directors shall be given to each Director at least three (3) days prior to the date of the meeting. However, if an emergency arises, this period may be shortened, and a meeting of the Board of Directors may be held without following the convocation procedures.

Article 22 (Omission of Method of Resolution of Board of Directors Meeting)

The Company shall deem that a resolution of the Board of Directors has been adopted when the requirements of Article 370 of the Companies Act have been met.

Article 23 (Minutes of Meetings of the Board of Directors)

The outline of proceedings and the results thereof, as well as other matters provided for in laws and regulations, shall be recorded in the minutes of the meetings of the Board of Directors, and the Directors present shall affix their names and seals thereto or sign their names and seals electronically.

Article 24 (Regulations of the Board of Directors)

Matters relating to the Board of Directors shall be governed by the Regulations of the Board of Directors established by the Board of Directors, in addition to the provisions of laws and regulations or the Articles of Incorporation.

Article 25 (Remuneration, etc.)

Article 25 (Remuneration, etc.) Remuneration, bonuses and other financial benefits received from the Company as compensation for the execution of duties by Directors (hereinafter referred to as "Remuneration, etc.") shall be determined by a resolution of the General Meeting of Shareholders. Article 25 (Remuneration, etc.)

Article 26 (Exemption of Directors from Liability and Liability Limitation Agreement with Directors)

Article 26 (Exemption from Liability of Directors and Limitation of Liability Agreement with Directors) The Company may exempt the liability for damages of Directors (including those who were Directors) for negligence of their duties by a resolution of the Board of Directors to the extent permitted by law, pursuant to Article 426, Paragraph 1 of the Companies Act.

(2) The Company may, pursuant to the provisions of Article 427, Paragraph 1 of the Companies Act, exempt Directors (excluding those who are Executive Directors, etc.) from liability for damages by a resolution of the Board of Directors to the extent permitted by law. (2) The Company may, pursuant to the provisions of Article 427, Paragraph 1 of the Companies Act, enter into an agreement with Directors (excluding Executive Directors, etc.) to limit their liability for damages due to negligence of their duties. However, the maximum amount of liability under such contracts shall be one million yen or the amount determined by laws and regulations.

However, the maximum amount of liability under such contract shall be the higher of one million yen or the minimum amount of liability stipulated in laws and regulations.

Chapter 5 Audit & Supervisory Board Members and Audit & Supervisory Board Committee

Article 27 (Full-time Audit and Supervisory Committee Members)

The Audit and Supervisory Committee may, by its resolution, select a full-time Audit and Supervisory Committee member from among the Audit and Supervisory Committee members.

Article 28 (Notice of Convocation of Audit and Supervisory Committee Meetings)

A convocation notice of a meeting of the Audit and Supervisory Committee shall be given to each Audit and Supervisory Committee member at least three (3) days prior to the date of the meeting. However, this period may be shortened if there is an urgent need to do so.

Article 29 (Resolutions of the Audit and Supervisory Committee)

A resolution of the Audit and Supervisory Committee shall be adopted by a majority of the Audit and Supervisory Committee members present at the meeting where a majority of the Audit and Supervisory Committee members who are entitled to participate in the voting on the relevant matters are present.

Chapter 6 Accounting Auditor

Article 30 (Appointment of Accounting Auditor)

The accounting auditor of the Company shall be elected at a general meeting of shareholders.

Article 31 (Term of Office of Accounting Auditor)

The term of office of the Accounting Auditor shall expire at the close of the Ordinary General Meeting of Shareholders relating to the last fiscal year ending within one (1) year after his/her election.

2 Unless otherwise resolved at the Ordinary General Meeting of Shareholders set forth in the preceding paragraph, the Accounting Auditor shall be deemed to have been reappointed at such Ordinary General Meeting of Shareholders.

Article 32 (Remuneration, etc.)

The remuneration, etc. of the Accounting Auditor shall be determined by the Board of Directors with the consent of the Audit and Supervisory Committee.

Article 33 (Agreement to Limit Liability of Accounting Auditor)

Pursuant to the provisions of Article 426, Paragraph 1 of the Companies Act, the Company may, by a resolution of the Board of Directors, limit the liability of the Accounting Auditor (including persons who were previously Accounting Auditors) provided for in Article 423, Paragraph 1 of the said Act to the extent permitted by law. The Company may, by a resolution of the Board of Directors, exempt the liability of the accounting auditor (including persons who were accounting auditors) set forth in Article 423, Paragraph 1 of the Companies Act within the limit of the amount prescribed by law.

Chapter 7 Accounting

Article 34 (Business Year)

The business year of the Company shall be from July 1 of each year to June 30 of the following year.

Article 35 (Distribution of Surplus)

Dividends of surplus shall be paid to the shareholders or registered pledgees of shares appearing or recorded in the latest Register of Shareholders as of June 30 of each year.

Article 36 (Period of Disqualification for Payment of Dividends)

The Company shall be discharged from its obligation to pay dividends of surplus if they are not received after the expiration of three (3) full years from the date of commencement of payment.

August 31, 2021

The above is in conformity with the Articles of Incorporation of the Company.

(Head Office) 16-11, Nanpeidai-cho, Shibuya-ku, Tokyo

(16-11, Nanpeidai-cho, Shibuya-ku, Tokyo (Head Office) Reed Real Estate Co.

Representative Director Eiji Nagahara